UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Centrus Energy Corp.
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Centrus Energy Corp.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

April 2, 2015

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held on Thursday, May 7, 2015, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817.

At the meeting, you will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders, which describes the formal business to be conducted at the annual meeting and follows this letter.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

Mikel H. Williams	Daniel B. Poneman
Chairman of the Board	President and Chief Executive Officer

Centrus Energy Corp.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 7, 2015

The Annual Meeting of Stockholders of Centrus Energy Corp. will be held on Thursday, May 7, 2015, at 10:00 a.m., Eastern Time, at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, for the following purpose:

1.	To elect the nine director nominees for a term of one year;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2014 with this Notice and Proxy Statement.

The record date for determining stockholders entitled to notice of, and to vote at, the meeting was the close of business on March 13, 2015. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,
Peter B. Saba
Senior Vice President, General Counsel,
Chief Compliance Officer and
Corporate Secretary

Bethesda, Maryland
April 2, 2015

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

CENTRUS ENERGY CORP. 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m., Eastern Time, Thursday, May 7, 2015
Place:	Bethesda Marriott Suites 6711 Democracy Boulevard, Bethesda, Maryland 20817
Record Date:	March 13, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Board Vote Recommendation
Election of 9 directors	For each director nominee
Management proposals Advisory vote to approve executive compensation Ratification of PricewaterhouseCoopers LLP as auditor for 2015	For For
Transact other business that properly comes before the meeting

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	AFC	CNGC	TCRC
Mikel H. Williams	58	2013	Chief Executive Officer, JPS Industries, Inc.	X			X
Michael Diament	46	2013	Private Investor	X		X
Osbert Hood	62	2014	Chief Operating Officer, Advent Capital Management, LLC	X	X
W. Thomas Jagodinski	58	2014	Private Investor	X	X
Patricia J. Jamieson	60	2014	Former Executive Director, Keycorp	X	X
Suleman E. Lunat	42	2014	Partner, M-III Partners, LLC	X		X
William J. Madia	67	2008	Vice President, Stanford University	X			X
Michael P. Morrell	66	2014	Former President, Allegheny Energy Supply Company	X		X
Daniel B. Poneman	59	2015	President and CEO

AFC    Audit and Finance Committee
CNGC    Compensation, Nominating and Governance Committee
TCRC    Technology, Competition and Regulatory Committee

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Centrus Energy Corp. (“Centrus,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at Centrus' 2015 Annual Meeting of Stockholders. The meeting will be held at the Bethesda Marriott Suites, 6711 Democracy Boulevard, Bethesda, Maryland 20817, on May 7, 2015, beginning at 10:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

References in this proxy statement to “common stock” or “shares” refer to Centrus’ Class A common stock unless we state otherwise or the context otherwise requires.

This Proxy Statement, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2014 are expected to be mailed starting on approximately April 2, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2015: This proxy statement and our Annual Report for the year ended December 31, 2014 are available at http://www.edocumentview.com/LEU.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the nine director nominees for a term of one year;

•	Proposal 2: Advisory vote to approve executive compensation;

•	Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2015; and

•	Such other business as may properly come before the meeting or any adjournments thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the nine director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2015.

Who may vote at the meeting?

Holders of Centrus common stock at the close of business on the record date of March 13, 2015 may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, Computershare, as a “stockholder of record;” and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”).

How many shares must be present to hold the meeting?

A majority of Centrus’ outstanding shares of common stock as of the record date, March 13, 2015, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 7,563,600 shares of Centrus common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or have properly submitted a proxy card or voting instructions prior to the meeting.

What is the required vote for each proposal?

•	Proposal 1 - Election of Directors. Directors are elected by a plurality of the votes cast.

•
Proposal 2 - Advisory Vote to Approve Executive Compensation. The advisory vote on executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

•
Proposal 3 - Ratification of Appointment of Independent Auditors. The ratification of the appointment of the independent auditors requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

What are broker non-votes?

Banks, brokers, or nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the annual meeting. Proposal 3 is a routine matter on which brokers may vote in this way. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Proposals 1 and 2 are non-routine matters.

What is the effect of abstentions and broker non-votes?

Both abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting. An abstention will have no effect on the election of directors but will have the same legal effect as a vote against Proposals 2 and 3. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not impact the outcome of the vote on any of the proposals.

How do I vote my shares?

You may vote using any of the following methods:

Stockholders of Record

•
By Mail. If you are a stockholder of record, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board.

•
By telephone or over the Internet. You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.investorvote.com/LEU. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on May 6, 2015. If you vote by telephone or on the Internet, you should not separately return your proxy card or voting instruction card.

•
In person at the annual meeting. If you choose to vote at the annual meeting, you may vote by the ballot provided at the meeting. Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting.

Beneficial Owners

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, be sure to complete, sign and return the voting instruction card received from your broker, bank or other nominee. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive. Shares held beneficially may be voted at the annual meeting only if you obtain and bring with you to the annual meeting a legal proxy from your broker, bank or other nominee.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted:

•	FOR the election of the nine director nominees for a term of one year;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2015; and

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the annual meeting;

•	delivering to the Secretary of Centrus, prior to the date of the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the annual meeting.

How are proxies solicited and what are the costs?

The cost of soliciting proxies will be borne by Centrus. In addition to the solicitation of proxies by mail, we may also solicit proxies through our directors, officers, and employees. They will not receive additional compensation for these activities. We will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

What is householding?

To reduce costs, Centrus utilizes the householding rules of the Securities and Exchange Commission (“SEC”) that permit the delivery of one set of proxy materials to stockholders who have the same address to achieve the benefit of reduced printing and mailing costs. Stockholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, excluding exhibits, is provided with this proxy statement and both documents are available under the “Investor Relations-SEC Filings” section of our website at www.centrusenergy.com. Stockholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by contacting us at Centrus Energy Corp., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3354. Shareholders also may access a copy of our Form 10-K, including exhibits, on the SEC web site at www.sec.gov.

How can I find out the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1. ELECTION OF DIRECTORS

The current structure of our Board of Directors consists of nine directors elected by the holders of Centrus Class A common stock and two directors elected by the holders of Centrus Class B common stock, as described below under “Governance of the Company - Governance Information - Investor-Designated Directors.”

At the 2015 annual meeting, nine directors are to be elected to hold office until the 2016 annual meeting and until their successors have been elected and qualified. The nine nominees for election at the 2015 annual meeting are listed below, with brief biographies. They are all presently Centrus directors. The board of directors has determined that all nominees except Daniel B. Poneman, President and CEO, satisfy the NYSE MKT LLC’s (“NYSE MKT”) definition of independent director. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The Board recommends a vote FOR the election of these nine nominees as directors.

NOMINEES FOR DIRECTOR

Mikel H. Williams	Director since 2013 Age 58
Mr. Williams has served as the Chief Executive Officer and a director of JPS Industries, Inc., a special composite materials manufacturer, since May 2013. Prior to that, Mr. Williams was the President, Chief Executive Officer and a director of DDi Corporation, a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 to May 2012, and a Senior Vice President and Chief Financial Officer of DDi from November 2004 to October 2005. Mr. Williams has also served in various management positions with several technology related companies in the manufacturing, telecommunications and professional services industries. Mr. Williams also serves on the board of directors of Iteris, Inc. and IPC-Association Connecting Electronics Industries. Mr. Williams formerly served on the board of Tellabs, Inc. until it was sold in 2013 and Lightbridge Communications Corp. until it was sold in February 2015.

In recommending the election of Mr. Williams, the Board considered the following key competencies: Centrus leadership as current Chairman; CEO and CFO experience; advanced technology and manufacturing experience; and public company board experience. Mr. Williams has served as Centrus’ Chairman since September 2014.

Michael Diament	Director since 2013 Age 46
Mr. Diament has served as a director of Magellan Health Services, Inc., a publicly traded diversified specialty health care company, since 2004. He also has served on the board of managers of Dayco, LLC (formerly Mark IV Industries, Inc.), a privately held manufacturer of engine technology solutions, since 2009. He formerly served on the board of directors of Journal Register Company, a privately held national media company, from 2009 until 2011, and JL French Automotive Castings, Inc., a privately held manufacturer of aluminum die cast components for the global automotive industry, from 2006 until 2009. He also formerly served as the director of bankruptcies and restructurings and a portfolio manager at Q Investments, an investment management firm, from 2001 until 2006. Prior to that, Diament was a senior analyst for Sandell Asset Management and served as vice president of Havens Advisors, both investment management firms.

In recommending the election of Mr. Diament, the Board considered the following key competencies: finance experience, including restructurings; and public company board experience.

Osbert Hood	Director since 2014 Age 62
Mr. Hood served as chief operating officer of Advent Capital Management, LLC from 2012 to 2014. At Advent, Mr. Hood oversaw all non-investment functions including business development, product development, investor relations, operations and technology. Prior to joining Advent, Mr. Hood served as a consultant and business adviser from 2010 to 2012 and was chairman and chief executive officer of MacKay Shields, LLC from 2002 to 2010. Prior to MacKay Shields, LLC, he served as Pioneer Investments USA’s chief executive officer and president from 2003 to 2006 and chief operating officer from 2000 to 2003.

In recommending the election of Mr. Hood, the Board considered the following key competencies: CEO experience; business operations experience; audit committee financial expert; and finance experience.

W. Thomas Jagodinski	Director since 2014 Age 58
Mr. Jagodinski has been a private investor since September 2007. Mr. Jagodinski has served on the Board of Directors of Lindsay Corporation, a global company focused on providing irrigation and infrastructure solutions since July 2008 and currently serves as its Audit Committee Chairman. Mr. Jagodinski also serves on the Board and as Audit Committee Chairman of Quinpario Acquisition Corp 2, a special purpose acquisition corporation. Mr. Jagodinski served on the Board of Directors of Phosphate Holdings, Inc. and its Audit, Compensation and Governance Committees from 2009 until 2014. He served as the Board Chairman from 2011 until 2014. Additionally, he served as a member of the Board of Directors of Quinpario Acquisition Corp. from 2013 until 2014. Mr. Jagodinski also served on the Board of Directors and as Audit Committee Chairman of Solutia Inc. from 2008 to 2012 when the company was acquired. Mr. Jagodinski was President, Chief Executive Officer and director of Delta and Pine Land Company from 2002 until June 2007 when the company was acquired.

In recommending the re-election of Mr. Jagodinski, the Board considered the following key competencies: public accounting experience; CEO and CFO experience; audit committee financial expert; public company board experience; risk management and compliance oversight experience.

Patricia J. Jamieson	Director since 2014 Age 60
Ms. Jamieson retired from Keycorp in March 2013, where she held various executive director positions, reporting directly to the chief financial officer since 1998. From 2009 to March 2013, Ms. Jamieson served as the executive director - planning & performance management for Keycorp. From 1998 to 2009, she was the chief financial officer for Key Corporate Bank, one of the two main divisions of Keycorp. From 1996 to October 1998, she was the chief financial officer of McDonald & Company Investments Inc., a publicly traded brokerage, asset management and investment banking company, which was purchased by Keycorp in October 1998. She also served on the Board of Directors of Titanium Asset Management Corp. from March 2013 until October 2013.

In recommending the election of Ms. Jamieson, the Board considered the following key competencies: CFO experience; audit committee financial expert; and public company board experience.

Suleman E. Lunat	Director since 2014 Age 42
Mr. Lunat is a Partner of M-III Partners, LLC, an investment and advisory firm focused on operational and financial turnaround situations. Prior to co-founding M-III Partners, LLC in 2014, Mr. Lunat was a senior principal and portfolio manager in the credit division of Apollo Global Management, where he was employed from 2007 to 2013, focused on managing a portfolio of special situation credit and equity investments in both the public and private markets. Prior to joining Apollo in 2007, he was a senior investment analyst at both Longacre Fund Management from 2005 to 2007 and Sandell Asset Management from 2004 to 2005. Prior to joining Sandell, he was a vice president at Greenhill & Co., where he was employed from 1997 to 2003, focused on bankruptcy restructuring, M&A advisory and principal investing.

In recommending the election of Mr. Lunat, the Board considered the following key competencies: finance experience, including restructurings.

William J. Madia	Director since 2008 Age 67
Dr. Madia is a vice president at Stanford University responsible for oversight of the SLAC National Accelerator Laboratory, a U.S. Department of Energy ("DOE") national science lab. Dr. Madia retired in 2007 as Executive Vice President of Laboratory Operations of the Battelle Memorial Institute, a non-profit independent research and development organization, where he oversaw the management or co-management of six DOE National Laboratories. Dr. Madia served in that position from 1999. In addition, he was President and CEO of UT-Battelle, LLC, he managed Battelle’s global environmental business, served as president of Battelle Technology International, director of Battelle’s Columbus Laboratories, and corporate vice president and general manager of Battelle’s Project Management Division.

In recommending the re-election of Dr. Madia, the Board considered the following key competencies: science and technology experience, including a PhD in nuclear chemistry; nuclear experience; DOE experience, including the management of six DOE laboratories; and executive and management experience.

Michael P. Morrell	Director since 2014 Age 66
Mr. Morrell retired in 2003 as president of Allegheny Energy Supply Company, a wholly owned subsidiary of Allegheny Energy, Inc., an electric utility holding company. He joined Allegheny in 1996 as senior vice president and chief financial officer. Prior to that, he worked for 19 years at General Public Utilities Corporation, an electric utility holding company, as vice president and treasurer, vice president of a General Public Utilities Corporation subsidiary and as a nuclear engineer. Mr. Morrell began his career as a nuclear submarine officer in the U. S. Navy, and worked as a nuclear engineer at Burns & Roe, Inc. for one year. He previously served on the boards of directors of all Allegheny subsidiaries, all General Public Utilities Corporation subsidiaries and the Utilities Mutual Insurance Company. Most recently, Mr. Morrell has served as business manager for a non-profit and was an adjunct professor of mathematics at Shepherd University.

In recommending the election of Mr. Morrell, the Board considered the following key competencies: energy experience; CFO experience; and nuclear experience.

Daniel B. Poneman	Director since 2015 Age 59
Mr. Poneman has been President and Chief Executive and a director of Centrus since March 23, 2015. From 2009 to 2014, Mr. Poneman was the Deputy Secretary of Energy, also serving as the chief operating officer of the U.S. Department of Energy. Between April 23, 2013 and May 21, 2013, Mr. Poneman served as Acting Secretary of Energy. Prior to assuming his duties as Deputy Secretary, Mr. Poneman served as a principal of the Scowcroft Group for eight years, providing strategic advice to corporations in a variety of strategic industries. In addition, for eight years he practiced law as a partner at Hogan & Hartson and an associate at Covington & Burling, advising clients on regulatory and policy matters. In prior tours of government, he served as a White House Fellow and as Director of Defense Policy and Arms Control for the National Security Council. From 1993 through 1996 he was Special Assistant to the President and Senior Director for Nonproliferation and Export Controls at the National Security Council. Mr. Poneman is a Senior Fellow at the Belfer Center for Science and International Affairs at the Harvard Kennedy School, a Distinguished Fellow at the Paulson Institute, and a member of the Council on Foreign Relations.

In recommending the election of Mr. Poneman, the Board considered the following key competencies: current service as Centrus CEO; energy experience; government and contracting experience; nuclear and defense experience.

OTHER DIRECTORS

Biographical information, including relevant business and professional experience for each of the investor-designated directors is provided below:

Hiroshi Sakamoto	Director since 2010 Age 58
Mr. Sakamoto has served as Senior Vice President and General Manager, Toshiba Nuclear Energy Holdings (US) Inc., a subsidiary of Toshiba Corporation, since April 2007. Since April 2008, Mr. Sakamoto has also served as Senior Vice President and Board Director, Toshiba America Nuclear Energy Corporation, also a subsidiary of Toshiba Corporation. Mr. Sakamoto joined Toshiba Corporation in April 1981 and has held a variety of positions of increasing responsibility over his career, including Vice President for Nuclear Business Development from April 2003 to September 2009 and Senior Manager for Nuclear Energy Engineering from October 2001 to March 2003 at Toshiba International Corporation, a subsidiary of Toshiba Corporation focusing on the energy business. Mr. Sakamoto has a Bachelors Degree and a Masters Degree in Nuclear Engineering from Kyoto University.

Theodore Dalheim, Jr.	Director since 2014 Age 52
Mr. Dalheim is vice president of finance and group controller for Babcock & Wilcox Government & Nuclear Operations Group, Inc. Mr. Dalheim previously held positions with The Babcock and Wilcox Company and its affiliate companies as vice president, finance for B&W Nuclear Operations Group, Inc., B&W Nuclear Energy, Inc., B&W mPower, Inc. and Generation mPower LLC and group controller for B&W Power Generation Group, Inc. Prior to joining B&W in 2007, Mr. Dalheim served as vice president, chief financial officer and corporate secretary of Marine Mechanical Corporation, now B&W NOG-Euclid.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board has adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Compensation, Nominating and Governance Committee (“CN&G Committee”), which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.centrusenergy.com under “Corporate Governance” or upon written request, addressed to the Secretary, Centrus Energy Corp. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2014, the non-management directors met without management at regularly scheduled executive sessions, and James R. Mellor (prior to October 1, 2014) and Mikel H. Williams, current Chairman, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from stockholders and other interested parties. This process has been approved by a majority of the independent directors. Stockholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. Communications by mail should be addressed to such recipient or recipients in care of Centrus’ Secretary at the following address: c/o Secretary, Centrus Energy Corp., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. Electronic communications can be made through our website at www.centrusenergy.com. Under the Corporate Governance section, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The NYSE MKT listing standards require that the boards of listed companies have a majority of independent directors and, with limited exceptions, that audit and compensation committee members must all be independent as affirmatively determined by the Board. At its March 2015 meeting, after reviewing the NYSE MKT standards of independence, the Board of Directors affirmatively determined that the following eight directors were independent: Mr. Williams, Mr. Diament, Mr. Hood, Mr. Jagodinski, Ms. Jamieson, Mr. Lunat, Dr. Madia, and Mr. Morrell. The basis for these determinations was that each of these eight directors (other than Ms. Jamieson and Dr. Madia) had no relationships with the Company other than being a director and/or stockholder of the Company. The Board determined that Ms. Jamieson had no material relationships with the Company, taking into consideration her investment as a limited partner in an owner of Centrus’ 8% PIK toggle notes. The Board also determined that Dr. Madia had no material relationship with the Company taking into account his position as a Director on the Board of a potential partner or competitor in government procurements. All of the members of the Company’s Audit and Finance and CN&G committees are independent.

Investor-Designated Directors

In connection with the Company’s emergence from Chapter 11 bankruptcy on September 30, 2014 (the “Effective Date”), Toshiba America Nuclear Energy Company (“Toshiba”) and Babcock and Wilcox Investment Company (“B&W”) each received in exchange and on account of their shares of the Company’s Series B-1 12.75% convertible preferred stock and warrants to purchase up to 250,000 shares of the Company’s common stock: (i) 718,200 shares (1,436,400 shares in the aggregate) of the Company’s new Class B common stock; and (ii) $20.19 million in principal amount of the Company’s 8% PIK toggle notes ($40.38 million in the aggregate).

Class B common stock and Class A common stock have the same rights, powers, preferences and restrictions and rank equally in all matters, except when voting on certain matters. Toshiba and B&W, as the holders of the Class B common stock, have the right to elect a total of two directors of the Company (the “Investor-Designated Directors”). Messrs. Sakamoto and Dalheim are currently serving as the Investor-Designated Directors. Toshiba and B&W could lose this right under certain circumstances, including reductions in their equity holdings of the Company below certain thresholds.

Mr. Sakamoto and Mr. Dalheim abstain from voting on any matters involving Toshiba, B&W and their affiliates.

Criteria for Board Membership

The CN&G Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate. Centrus does not have a formal policy on Board diversity, however, Centrus’ Board of Directors Governance Guidelines include diversity as one of the criteria to be considered in reviewing the appropriate skills and characteristics required of Board members and nominees. When the CN&G Committee considers diversity, it takes an expansive view and seeks to achieve a diversity of viewpoints, skills, experience and other factors.

The CN&G Committee identifies potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The CN&G Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the CN&G Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the CN&G Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the CN&G Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. Sakamoto and Mr. Dalheim were designated by Toshiba and B&W, respectively. Under the terms of the Chapter 11 plan support agreements with Toshiba and B&W, the CN&G Committee reviewed the qualifications of Mr. Sakamoto and Mr. Dalheim prior to their election to the Board. Mr. Dalheim was elected to the Board in December 2014 to replace the previous B&W designee.

Director Nominations by Stockholders

The CN&G Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the CN&G Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the CN&G Committee, a stockholder must comply with notification requirements in Centrus’ bylaws. The bylaws require, among other things, that a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the CN&G Committee and nominated by the Board.

Under our bylaws, a stockholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director must be received by the Company between January 7, 2016 and February 7, 2016, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, May 7, 2016.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy on whether or not the role of the Chairman and Chief Executive Officer should be separate. However, Centrus currently has a separate, independent Chairman. Mr. Williams has been Chairman since September 2014. Centrus believes this leadership structure is appropriate for Centrus at this time because Mr. Williams provides valuable oversight of management, while avoiding potential conflicts, and encouraging a proactive and effective board. In his role as Chairman, Mr. Williams provides Board leadership, presides at all Board meetings and approves all Board agendas.

The Board has responsibility for risk oversight of Centrus and exercises this oversight function both through the entire Board and through the individual committees of the Board. Individuals who are responsible for Centrus’ key risks report directly to the entire Board on a regular basis regarding Centrus’ enterprise risk management (ERM) program. The Audit and Finance Committee has responsibility to discuss the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled. The risks that are identified as part of Centrus’ ERM program and through the Audit and Finance Committee process flow down to the specific committees based on their areas of responsibility. For example, the Audit and Finance Committee oversees the management by Centrus of risks as they relate to audit and finance matters or other matters within the committee’s scope of responsibilities, while the Technology, Competition and Regulatory Committee oversees the management by Centrus of risks as they relate to compliance with regulatory requirements or other matters within the committee’s scope of responsibilities.

Code of Business Conduct

Centrus has a code of business conduct, applicable to all of our directors, officers and employees. The code of business conduct provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.centrusenergy.com or upon written request, addressed to the Secretary, Centrus Energy Corp. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817. We will disclose on the website any amendments to, or waivers from, the code of business conduct that are required to be publicly disclosed.

Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and stockholders owning 5% or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant SEC rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the CN&G Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the CN&G Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the CN&G Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. To that end, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

In connection with the Company’s restructuring, the Company engaged AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP (“AlixPartners”) to provide various consulting and management services to the Company.  John R. Castellano, the Company’s former interim President and Chief Executive Officer, is a partner at AlixPartners and served as the Company’s Chief Restructuring Officer from October 2013 until October 2014 pursuant to that engagement. Mr. Castellano was appointed as the Interim President and Chief Executive Officer of the Company, effective October 17, 2014, and served in that position until March 23, 2015.  Mr. Castellano’s services to the Company were billed by APS under its agreement with the Company.  Mr. Castellano did not receive separate compensation from the Company for serving as either the Chief Restructuring Officer or the Interim President and Chief Executive Officer of the Company and did not participate in any of the Company’s employee benefit plans.  During the year ended December 31, 2013, the Company incurred approximately $1.2 million in fees related to its engagement with APS, including approximately $382,000 related to the services provided by Mr. Castellano as Chief Restructuring Officer.  During the year ended December 31, 2014, the Company incurred approximately $5.0 million in fees related to its engagement with APS, including approximately $2.0 million related to the services provided by Mr. Castellano as Chief Restructuring Officer and Interim President and Chief Executive Officer.

Corporate Governance Information

Stockholders will find information about our corporate governance practices on our website at www.centrusenergy.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, code of business conduct and governance guidelines. Stockholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, Centrus Energy Corp. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which Centrus is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees, and by other means.

It is the Board’s policy that all directors attend the annual meeting. We did not hold an annual meeting in 2014. We had nine directors at the time of the 2013 annual meeting, all of whom attended the 2013 annual meeting.

During 2014, the Board of Directors held 11 meetings. All incumbent directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served.

The Board has designated three standing committees, each identified in the table below. All three committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.centrusenergy.com.

The table below sets forth the membership of these committees as of March 31, 2015 and the number of meetings held in 2014:

Director	Audit and Finance Committee	Compensation, Nominating and Governance Committee	Technology, Competition and Regulatory Committee
Theodore Dalheim, Jr.
Michael Diament		Chair
Osbert Hood	X
W. Thomas Jagodinski	Chair
Patricia J. Jamieson	X
Suleman E. Lunat		X
William J. Madia			Chair
Michael P. Morrell		X
Daniel B. Poneman
Hiroshi Sakamoto
Mikel H. Williams			X
Number of Meetings in 2014	6	8	5

The functions performed by our three standing committees are described below.

Audit and Finance Committee

The Audit and Finance Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function, and the performance of the independent auditors. In addition, the Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating the Company’s independent auditors. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled and to oversee the management by the Company of risks as they relate to audit and finance matters or other matters within the Committee’s scope of responsibilities. The Committee meets regularly in executive session with the Company’s independent auditor and with the Company’s chief audit executive.

The Board has determined that each member of the Audit and Finance Committee is an “independent director” in accordance with NYSE MKT listing standards. Under the NYSE MKT listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under SEC rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit and Finance Committee are “financially literate” and qualify as “audit committee financial experts.”

Compensation, Nominating & Governance Committee

The CN&G Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees. The CN&G Committee is also responsible for overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the committee’s scope of responsibilities. The CN&G Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The CN&G Committee also establishes performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans.

The functions of the CN&G Committee also include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees; and overseeing the management by the Company of risks as they relate to the Company’s corporate governance or other matters within the committee’s scope of responsibilities.

The CN&G Committee will consider director candidates recommended by stockholders in accordance with the procedures previously described under “Governance Information - Director Nominations by Stockholders.” In addition, the CN&G Committee is responsible for reviewing the Company’s code of business conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy previously described.

The Board has determined that each member of the CN&G Committee is an “independent director” in accordance with NYSE MKT listing standards.

The CN&G Committee has retained a consultant, Pay Governance, to provide the committee with independent compensation data, analysis and advice. Pay Governance reports to the CN&G Committee and its chairman. Under the CN&G Committee’s charter, the CN&G Committee has sole authority to retain and terminate them and to approve their fees and other retention terms. Throughout 2014, the compensation consultant worked closely with the CN&G Committee and attended a majority of CN&G Committee meetings and met with the CN&G Committee regularly in executive session. Examples of projects assigned to the compensation consultant during 2014 included market studies of executive pay and of Board pay, pay-for-performance analysis, review of a peer group for executive compensation benchmarking, a review of walk-away values as of year-end and advice on compensation best practices.

Technology, Competition and Regulatory Committee

The Technology, Competition and Regulatory Committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology; informing the Board of significant energy policy developments and developments in enrichment technology; monitoring competition and market demand in the enrichment industry; monitoring the protection of the Company’s intellectual property; monitoring issues with respect to the Company’s information technology; monitoring operational readiness activities; and overseeing the management by the Company of risks as they relate to the Company’s technology, competition or other matters within the committee’s scope of responsibilities.

The Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments. The Committee is also responsible for advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes, and overseeing the management by the Company of risks as they relate to the Company’s compliance with regulatory requirements or other matters within the Committee’s scope of responsibilities.

Compensation of Directors

Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors typically covers service for the one-year term commencing at the annual meeting. During the 2013-2014 term, our non-employee director compensation structure prior to the Effective Date was as follows:

•	Annual cash retainer of $80,000 paid in quarterly installments.

•	No separate Board or committee meeting fees were paid.

•
Annual grant of 25,000 restricted stock units (“RSUs”). For 2013, director grants of RSUs were made after the stockholders approved a 1:25 reverse stock split. Consequently, the 25,000 RSU grant to directors was recalculated to be 1,000 RSUs post-split. All RSUs settleable for Centrus common stock were either surrendered or cancelled prior to or on the Effective Date.

•
$100,000 annual fee for the Chairman of the Board. An annual fee of $20,000 for the Audit and Finance Committee chairman and an annual fee of $10,000 for the CN&G Committee chairman. Each other committee chairman received an annual fee of $7,500. Chairman fees were paid in quarterly installments.

•
Directors had the option to receive their cash fees in restricted stock units. A director who elected to receive their cash fees in RSUs was eligible to receive an incentive payment of RSUs equal to 20% of the portion of the cash fees that the director elected to take in RSUs in lieu of cash.

All non-employee directors were reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Following the Effective Date, for the period commencing on September 30, 2014 until May 7, 2015 (the “2014-2015 term”), the Board of Directors approved the following compensation structure for non-employee directors:

•
Annual cash retainer of $60,000 prorated (at 7/12 the annual fee) to reflect the 2014-2015 term, paid in two installments: in the amount of $20,000 on or after November 1, 2014 and of $15,000 on or after February 1, 2015.

•
Board meeting fees are paid to each director based on the number of board meetings attended. Directors attending a meeting in person receive a fee of $3,000 per meeting and directors receive a fee of $1,500 for each meeting attended telephonically. Meeting fees will be paid in arrears at the earlier of (i) the time that annual cash retainer payments are made, and (ii) the end of the 2014-2015 term.

•
Annual grant of 5,000 RSUs. An initial grant of 2,917 RSUs was made to each director on November 21, 2014 (prorated at 7/12 of the annual grant to reflect the 2014-2015 term) and vests on April 30, 2015. However, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. Settlement of RSUs is made in shares of Centrus common stock upon the director’s retirement or other end of service.

•
$100,000 annual fee for the Chairman of the Board. An annual fee of $15,000 will be paid for the Audit and Finance Committee chairman and also for the CN&G Committee chairman. An annual fee of $50,000 will be paid for the Technology, Competition and Regulatory Committee chairman. Fees for the Chairman and for committee chairs will be prorated in the initial year to reflect the 2014-2015 term (7/12 of the annual fee) and will be approximately $58,000 for the Chairman, $9,000 for the Audit and Finance Committee and CN&G Committee chairmen, and $29,000 for the Technology, Compensation and Regulatory Committee chairman. Committee fees will be paid in two installments in the same proportion and at the same time as the payment of the annual cash retainer.

•
Committee meeting fees are paid to each director that is a duly elected member of that committee based on the number of committee meetings attended. A meeting fee of $1,500 will be paid for committee meetings held in conjunction with a full board meeting. A meeting fee of $3,000 will be paid for in-person committee meetings held independently of a board meeting. A meeting fee of $1,500 will be paid for each meeting attended telephonically. Meeting fees will be paid in arrears at the earlier of (i) the time that annual cash retainer payments are made, and (ii) the end of the 2014-2015 term.

All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company. Mr. Poneman, our President and Chief Executive Officer, does not receive separate compensation for his Board activities. The Investor-Designated Directors described under “Governance Information - Investor-Designated Directors” do not receive compensation from the Company for their Board activities.

Director Compensation in Fiscal Year 2014

Name (1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Sigmund L. Cornelius	$60,000	$—	$60,000
Michael Diament	85,250	16,394	101,644
Joseph T. Doyle	75,000	—	75,000
Osbert Hood	20,000	16,394	36,394
W. Thomas Jagodinski	25,250	16,394	41,644
Patricia J. Jamieson	20,000	16,394	36,394
Suleman E. Lunat	20,000	16,394	36,394
William J. Madia	103,125	16,394	119,519
James R. Mellor	135,000	—	135,000
Walter E. Skowronski	60,000	—	60,000
Michael P. Morrell	20,000	16,394	36,394
M. Richard Smith	67,500	—	67,500
Mikel H. Williams	115,000	16,394	131,394
_______________

(1)
As of the Effective Date, Messrs. Cornelius, Doyle, Mellor, Skowronski and Smith were deemed to have resigned as directors and Messrs. Hood, Jagodinski, Lunat, and Morrell and Ms. Jamieson were appointed as directors.

(2)
The amounts shown in the Stock Awards column represent the aggregate grant date fair value of RSU awards to directors in 2014 under the Centrus Energy Corp. 2014 Equity Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of RSUs, which have the following grant date fair value, calculated using the closing price of Centrus’ common stock on the date of grant in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value
Michael Diament	11/21/14	2,917	$16,394
Osbert Hood	11/21/14	2,917	16,394
W. Thomas Jagodinski	11/21/14	2,917	16,394
Patricia J. Jamieson	11/21/14	2,917	16,394
Suleman E. Lunat	11/21/14	2,917	16,394
William J. Madia	11/21/14	2,917	16,394
Michael P. Morrell	11/21/14	2,917	16,394
Mikel H. Williams	11/21/14	2,917	16,394

The number of RSUs outstanding at December 31, 2014 for each of our current non-employee directors is 2,917.

Our Executive Officers

Executive officers are elected by and serve at the discretion of the Board of Directors. Our executive officers at April 1, 2015 are as follows:

Name	Age	Position
Daniel B. Poneman	59	President and Chief Executive Officer
John C. Barpoulis	50	Senior Vice President and Chief Financial Officer
Peter B. Saba	53	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Philip G. Sewell	68	Senior Vice President and Chief Development Officer
Robert Van Namen	54	Senior Vice President and Chief Operating Officer
Marian K. Davis	56	Vice President and Chief Audit Executive
John M.A. Donelson	50	Vice President, Marketing, Sales and Power
Stephen S. Greene	57	Vice President, Finance and Treasurer
J. Tracy Mey	54	Vice President and Chief Accounting Officer
Steven R. Penrod	58	Vice President, American Centrifuge
Richard V. Rowland	66	Vice President, Human Resources

Daniel B. Poneman has been President and Chief Executive since March 23, 2015 and served as the Company’s Chief Strategic Officer from March 6, 2015 until March 31, 2015. A complete description of Mr. Poneman’s background is included under “Nominees for Director.”

John C. Barpoulis has been Senior Vice President and Chief Financial Officer since August 2006 and was Vice President and Treasurer from March 2005 to August 2006.

Peter B. Saba has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since February 2009 and was Vice President, General Counsel and Secretary from April 2008 to February 2009.

Philip G. Sewell has been Senior Vice President and Chief Development Officer since November 2012. Mr. Sewell was Senior Vice President, American Centrifuge and Russian HEU from September 2005 to November 2012, Senior Vice President directing international activities and corporate development programs from August 2000 to September 2005 and assumed responsibility for the American Centrifuge program in April 2005. Prior to that, Mr. Sewell was Vice President, Corporate Development and International Trade from April 1998 to August 2000, and was Vice President, Corporate Development from 1993 to April 1998.

Robert Van Namen has been Senior Vice President and Chief Operating Officer since November 2012. Mr. Van Namen was Senior Vice President, Uranium Enrichment from September 2005 to November 2012, Senior Vice President directing marketing and sales activities from January 2004 to September 2005 and was Vice President, Marketing and Sales from January 1999 to January 2004.

Marian K. Davis has been Vice President and Chief Audit Executive since July 2011. Prior to joining the Company, Ms. Davis was Senior Vice President, Corporate Internal Audit for Sunrise Senior Living, Inc. from November 2003 to May 2010.

John M.A. Donelson has been Vice President, Marketing, Sales and Power since April 2011. He was previously Vice President, Marketing and Sales from December 2005 to April 2011, Director, North American and European Sales from June 2004 to December 2005, Director, North American Sales from August 2000 to June 2004 and Senior Sales Executive from July 1999 to August 2000.

Stephen S. Greene has been Vice President, Finance and Treasurer since February 2007.

J. Tracy Mey has been Vice President and Chief Accounting Officer since July 2010 and was previously Controller and Chief Accounting Officer from January 2007 to July 2010 and Controller from June 2005 to January 2007.

Steven R. Penrod has been Vice President, American Centrifuge since August 2014 and was Vice President, Enrichment Operations from February 2010 to August 2014 and was General Manager of the Paducah Gaseous Diffusion Plant since 2005.

Richard V. Rowland has been Vice President, Human Resources since April 2012 and was previously Corporate Director of Human Resources from March 1997 to April 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of March 13, 2015 by each of the Company’s directors and director nominees, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. The directors and executive officers as a group do not own more than 1% of the total outstanding shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
John C. Barpoulis	1,400
John R. Castellano	—
Peter B. Saba	—
Philip G. Sewell	1,922
Robert Van Namen	—
Michael Diament	2,917
Hiroshi Sakamoto	—
Mikel H. Williams	2,917
Theodore J. Dalheim, Jr.	—
Osbert Hood	2,917
W. Thomas Jagodinski	2,917
Patricia J. Jamieson	2,917
Suleman E. Lunat	2,917
William J. Madia	2,917
Michael P. Morrell	2,917
Daniel B. Poneman	—
Directors and all executive officers as a group (22 persons)	27,386
________________

(1)
Includes 2,917 RSUs that vest on April 30, 2015 for each of the following directors: Messrs. Diament, Hood, Jagodinski, Lunat, Morrell and Williams, and Dr. Madia and Ms. Jamieson. However, vesting is accelerated upon (1) the director attaining eligibility for retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control. Settlement of RSUs is made in shares of Centrus common stock upon the director’s retirement or other end of service.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to those holders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of March 13, 2015. All information shown is based on information reported by the filer on a Schedule 13G or 13D filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Owned (1)
Lloyd I. Miller, III
3300 South Dixie Highway
Suite 1-365
West Palm Beach, Florida 33405	792,658(2)	10.4%

Prospector Partners, LLC
370 Church Street
Guilford, Connecticut 06437	752,437(3)	9.9%

Whitebox Advisors, LLC
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416	479,962(4)	6.3%

Highbridge Capital Management, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019	453,581(5)	6.0%
________________

(1)	Based on 7,563,600 shares of the Company’s Class A common stock outstanding as of March 13, 2015.
(2)
Based on a Schedule 13G/A filed on February 13, 2015 which states that Mr. Miller has sole voting and dispositive power with respect to 792,658 of the reported securities as (i) manager of a limited liability company that is the adviser to a certain trust, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) trustee to certain grantor retained annuity trusts, (iv) contributor to a SEP individual retirement account, (v) trustee for a certain generation skipping trust, and (vi) an individual.

(3)
Based on a Schedule 13D/A filed on November 20, 2014 which states that Prospector Partners, L.L.C. has the sole power to vote or direct the vote of 600,450 shares and the shared power to vote or direct the vote of 151,987 shares.

(4)
Based on a Schedule 13G filed on February 12, 2015 and includes shares that may be deemed directly or indirectly beneficially held by each of the following: Whitebox Advisors, LLC (“WA”),Whitebox Multi-Strategy Advisors, LLC (“WMSA”), Whitebox Multi-Strategy Partners, L.P. (“WMSP”), Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”), Whitebox Concentrated Convertible Arbitrage Partners, L.P. (“WCCAP”), Whitebox Concentrated Convertible Arbitrage Fund , L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Whitebox Credit Arbitrage Advisors, LLC (“WCRAA”), Whitebox Credit Arbitrage Partners, L.P. (“WCRAP”), Whitebox Credit Arbitrage Fund , L.P. (“WCRAFLP”), Whitebox Credit Arbitrage Fund, Ltd. (“WCRAFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”); and Pandora Select Fund, Ltd. (“PSFLTD”). WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD, WCRAA, WCRAFLP, WCRAFLTD, PSA, PSFLP, and PSFLTD each disclaim indirect beneficial ownership of the shares of Company common stock except to the extent of their pecuniary interest in such shares.

(5)
Based on a Schedule 13G/A filed on February 17, 2015 which states that Highbridge Capital Management, LLC, as the trading manager of Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the "Highbridge Funds") may be deemed to be the beneficial owner of the 453,581 shares of Company common stock held by the Highbridge Funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that during the fiscal year ended December 31, 2014 the Company’s officers, directors and greater than 10% stockholders timely filed all reports they were required to file under Section 16(a); except that, due to administrative errors, one report regarding one transaction for each of Messrs. Barpoulis, Donelson, Doyle, Mellor, Mey, Penrod, Rowland and Sewell and Ms. Davis and Dr. Madia, respectively; two reports regarding two transactions for each of Messrs. Greene, Neumann and Saba, respectively; and one report regarding two transactions for Mr. Van Namen, were mistakenly filed late.

EXECUTIVE COMPENSATION

Highlights of Our Executive Compensation Program

Our executive compensation program is built on a strong governance framework and pay-for-performance philosophy. Key design elements and features of this program are:

•	Our Compensation, Nominating and Governance Committee exercises strong oversight of all elements of executive compensation;

•	Base salary in 2014 represented 45% or less of each named executive officer’s total direct compensation opportunity, with the remainder of compensation being variable or “at risk;”

•	The Committee uses an independent compensation consultant;

•	Our equity incentive plan includes a compensation recovery or “clawback” provision that applies to all equity plan participants;

•
Except for Mr. Poneman, our CEO, there are no employment agreements with other executives, and severance is limited to two times base salary and annual bonus for Mr. Poneman and one times base salary and bonus for other executives;

•
Change in control agreements with covered executives are “double-trigger” requiring both a change in control and a separation from service within a specified period to receive benefits. These agreements provide for automatic renewal to protect employees; however, we retain the ability to terminate the agreements with sufficient notice;

•	Excise tax-gross ups have been eliminated from all change in control agreements; and

•	We have a strong risk management program with specific responsibilities assigned to the Board and its committees, and consideration of avoiding excessive risk in compensation decisions.

Changes to Our 2014 Executive Compensation Program

Pre-Emergence. In January 2014, the CN&G Committee amended the 2013 Quarterly Incentive Plan (the “QIP”) for the Company’s named executive officers and certain other key employees, effective for calendar year 2014. The QIP was a quarterly performance-based cash incentive program under the USEC Inc. 2009 Equity Incentive Plan.

The QIP that was implemented in 2013 replaced the quarterly cash incentive program that was put in place in 2012 and suspended the annual incentive program and the long-term incentive program for 2013. Those changes followed a reexamination of the Company’s executive compensation program, in consultation with the Committee's independent compensation consultant, taking into account the uncertainties and challenges facing the Company. The QIP was designed to keep management and the entire organization focused on critical short-term goals and to provide for retention of key employees, while not increasing the overall risk of the program or encouraging excessive risk taking by executives. The changes made in 2013 for the executives moved all long-term incentive compensation for 2013 to short-term cash incentives, but decreased the executives’ overall target long-term compensation opportunity by 25% and eliminated the potential for the executives to earn an award above target (previously the executives could earn up to 150% of target based on performance). The QIP reflected a temporary move away from equity-based compensation for the executives.

Pending implementation of the proposed financial restructuring plan, the CN&G Committee determined that continuation of the QIP at a reduced level until completion of the proposed financial restructuring plan was the most effective approach to achieving key corporate and compensation objectives. These objectives included continuing management’s focus on critical activities designed to preserve the value of the enterprise as it moved through restructuring and motivating and retaining key employees through appropriate performance-based incentives. In light of the Company’s business circumstances, the CN&G Committee determined that it was appropriate to substantially reduce the amount of the target quarterly awards under the QIP for the named executive officers and, as an incentive to retain key management, to holdback a portion of any award earned until 90 days after emergence or December 31, 2014, as determined by the CN&G Committee. Other aspects of the QIP including suspension of the annual incentive program and of the long-term incentive program were unchanged by the amendment.

The amendment reduced the amount of the target quarterly awards under the QIP for the named executive officers from 71.875% of base salary to 50% of base salary for the CEO and from 51.25% of base salary to 35% of base salary for the other named executive officers. In addition, in order to preserve the Company’s cash flows, the amendment also provided that prior to the Company’s successful emergence from Chapter 11 reorganization, 25% of any payment earned with respect to a target quarterly award under the QIP for 2014 would be deferred and not paid until 90 days following the completion of the Company’s successful emergence from Chapter 11 reorganization or, if earlier, the last business day of 2014.

Post-Emergence. On the Effective Date, pursuant to the court-approved Plan of Reorganization, the 2014 Equity Incentive Plan became effective, which plan authorizes the issuance of up to 1,000,000 shares of Company common stock to the Company’s employees, officers, directors and other individuals providing services to the Company or its affiliates pursuant to options, stock appreciation rights, restricted stock units, restricted stock, performance awards, dividend equivalent rights and other stock based awards, as well as cash based awards.

On the Effective Date, pursuant to the court-approved Plan of Reorganization, the 2014 Post-Restructuring Incentive Plan became effective, which plan provided for the award of an annual cash award for 2014 (“Annual Award”), and a long-term incentive cash award (“LTI”) to be granted within 60 days after the Effective Date, as well as a grant of options under the 2014 Equity Incentive Plan. The amount of each named executive officer’s target Annual Award and LTI was pro-rated for the second half of 2014 and was equal to 35% of base salary. Quarterly awards for the third and fourth quarter of 2014 under the Company’s QIP were terminated and cancelled at the Effective Date. The Annual Award and the LTI were intended to supersede and replace awards under the QIP.

The Annual Award was to be paid only if a commitment was secured in 2014 which would continue the American Centrifuge Program for at least one year beyond September 2014 on a basis that will maintain a domestic enrichment capability using the American Centrifuge technology while preserving the optionality for future commercialization, provided that the Company retains a material ownership interest or material contractual role, directly or through its affiliates, in such program during the period. In the first quarter of 2015, the CN&G Committee determined that this goal had been achieved.

In accordance with the 2014 Post-Restructuring Incentive Plan, in November 2014, the CN&G Committee approved the Company-specific performance goals and measurement period as the basis for measuring performance under the LTI. The Company-specific performance goals, which will be measured during the two-year period from July 1, 2014 through June 30, 2016, are designed to incentivize and focus management to achieve longer-term business objectives as there is greater certainty regarding the Company’s strategic path following its emergence from Chapter 11 bankruptcy. In November 2014, the CN&G Committee also approved the grant of an aggregate of 92,500 non-qualified stock options to certain executives, with 10,000 options awarded to each of the Company’s senior vice presidents and 7,500 options awarded to each of the Company’s vice presidents. The options have an exercise price of $5.62, which is equal to the closing price of the Company’s common stock on the date of grant, vest ratably over three years and expire in 2024.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to any individual serving as the principal executive officer and the two other most highly compensated executive officers of the Company during the year ended December 31, 2014 (“named executive officer”).

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
John K. Welch(6)	2014	$788,841	$—	$—	$—	$933,804	$106,021	$3,353,044	$5,181,710
Former President and CEO	2013	927,000	—	—	—	2,008,838	204,907	49,031	3,189,776

John R. Castellano(7)	2014	—	—	—	—	—	—	—	—
Former Interim President and CEO

Peter B. Saba	2014	445,000	—	—	37,200	560,700	229,042	353,917	1,625,859
SVP, General Counsel, Chief Compliance Officer and Corporate Secretary	2013	445,000	—	—	—	687,608	—	17,458	1,150,066

Robert Van Namen	2014	484,000	—	—	37,200	609,841	582,739	18,200	1,731,980
SVP and Chief Operating Officer	2013	484,000	—	—	—	747,872	78,238	17,500	1,327,610

________________

(1)	The amounts shown in the Salary column for Mr. Welch in 2014 also includes an amount paid for unused accrued vacation time.
(2)
The amounts shown in the Option Awards column represent the aggregate grant date fair value of option awards under the Company’s 2014 Equity Incentive Plan, computed in accordance with FASB ASC Topic 718. Option awards were made on November 21, 2014 with a Black-Scholes value of $3.72 per share. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
The amounts shown in the Non-Equity Incentive Plan Compensation column include annual incentive awards based on the CN&G Committee’s evaluation of each officer’s performance during the year. The amounts shown for a fiscal year include annual cash incentives earned for that year and paid in the following year. The amount for 2014 includes quarterly incentive awards made to Messrs. Welch, Saba and Van Namen based on the CN&G Committee’s evaluation of performance against quarterly performance goals for the first two quarters of 2014 under the 2014 QIP and includes the annual incentive award and long-term incentive awards made to Messrs. Saba and Van Namen based on the CN&G Committee’s evaluation of performance against the annual award performance objectives under the 2014 Post-Restructuring Incentive Plan. The amounts shown for 2014 include the incentives earned during that year and include amounts paid in January and February 2015 for performance during 2014.

(4)
Under SEC regulations published August 11, 2006, if the change in aggregate present value is negative for a given executive (taking in account all the executive’s pension plans and agreements), $0 is to be used as the change in pension value. Since the aggregate value is negative for Mr. Welch, the column represents $0 pension value change and positive Executive Deferred Compensation Plan earnings with respect to his reported amounts. For Mr. Welch, the change in total pension value was ($925,838). For Mr. Van Namen, the change in total pension value was $552,316; and for Mr. Saba, the change in total pension value was $229,042. The change in present values was due to several factors including the freeze of benefits under the 2006 SERP, decreases in discount rates and lump sum interest rates, Centrus’ adoption of the Society of Actuaries’ RP-2014 mortality tables with MP-2014 improvements with respect to annuity benefits and a reduction in the assumed period of time until benefit commencement.

(5)
The amounts shown in the All Other Compensation column for 2014 for Messrs. Welch, Saba and Van Namen include Company matching contributions of $18,200 made under the Centrus 401(k) plan. The amount for Mr. Welch for 2014 includes severance compensation of $3,268,267; severance health benefits of $42,096; $24,481 for perquisites and other personal benefits received in 2014. Perquisites and other personal benefits for Mr. Welch for 2014 included: financial counseling, club membership dues, and an annual physical. No one perquisite for Mr. Welch exceeded the greater of $25,000 or 10% of the total amount of these benefits. The amount for Mr. Saba for 2014 includes $335,717 for perquisites and other personal benefits received in 2014. Perquisites and other personal benefits for Mr. Saba for 2014 included: financial counseling, an annual physical and $328,012 in tuition-related payments, inclusive of $156,462 in tax gross-ups associated with the tuition payments.

(6)	Effective October 17, 2014, Mr. Welch stepped down as the President and Chief Executive Officer of Centrus and resigned as a member of the Board of Directors.
(7)
Mr. Castellano was not a named executive officer in 2013 and therefore his compensation information for that year is omitted in accordance with SEC rules. Mr. Castellano was appointed as the Interim President and Chief Executive Officer of the Company, effective October 17, 2014. In connection with the Company’s restructuring, the Company engaged APS, an affiliate of AlixPartners, to provide various consulting and management services to the Company. Mr. Castellano is a partner at AlixPartners and had served as the Company’s Chief Restructuring Officer from October 2013 until October 2014 pursuant to that engagement. Mr. Castellano’s services to the Company were billed by APS under its agreement with the Company. Mr. Castellano has not received separate compensation from the Company for serving as either the Chief Restructuring Officer or the Interim President and Chief Executive Officer of the Company. See “Governance Information- Transactions with Related Persons” for further information regarding the fees incurred by the Company pursuant to this arrangement.

Outstanding Equity Awards at Fiscal Year-End December 31, 2014

The following table shows the number of shares of our common stock covered by stock options held by our named executive officers as of December 31, 2014. No stock awards were outstanding at December 31, 2014. All of the awards shown in the table below were granted under the 2014 Equity Incentive Plan. All of the stock options shown in the table below were granted with a per share exercise price equal to the fair market value of our common stock on the grant date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
John K. Welch	—	—	—	—	—	—
John R. Castellano	—	—	—	—	—	—
Peter B. Saba	—	10,000	$ 5.62	11/21/24	—	—
Robert Van Namen	—	10,000	$ 5.62	11/21/24	—	—
________________

(1)	Represents stock options that vest in three equal annual installments beginning one year from November 21, 2014, the date of grant, but have not yet vested.

Pension Benefits in Fiscal Year 2014
We maintain the Employees’ Retirement Plan of Centrus Energy Corp. (the “Retirement Plan”), a tax-qualified defined benefit plan that provides retirement benefits to eligible employees. Section 415 and Section 401(a)(17) of the Internal Revenue Code generally place a limit on the amount of annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. We also maintain the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”) that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limits. We also maintain a supplemental executive retirement plan that provides additional retirement benefits to certain executives. It has been in place for many years and provides proven retention value. Messrs. Welch, Saba and Van Namen participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”). The USEC Inc. Pension Restoration Plan and the 2006 SERP are unfunded and the claims of participants thereunder are unsecured in the event of insolvency. Benefit accruals under the Retirement Plan and the Pension Restoration Plan were frozen in August 2013. Upon the Effective Date, the Company froze benefit accruals under the 2006 SERP.
The following table shows the present value of benefits that the named executive officers (excluding Mr. Castellano who is not an employee of the Company) are entitled to under the Retirement Plan, the Pension Restoration Plan and the 2006 SERP on December 31, 2014.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John K. Welch	Retirement Plan	9 yrs.	$—	$343,331
	Pension Restoration Plan	9 yrs.	—	—
	2006 SERP	8 yrs., 11 mos.	7,125,972	—
	Total		$7,125,972	$343,331

Robert Van Namen	Retirement Plan	16 yrs.	549,604	—
	Pension Restoration Plan	16 yrs.	1,239,666	—
	2006 SERP	16 yrs.	779,123	—
	Total		$2,568,393	—

Peter B. Saba	Retirement Plan	6 yrs., 8 mos.	218,052	—
	Pension Restoration Plan	6 yrs., 8 mos.	351,301	—
	2006 SERP	6 yrs., 8 mos.	264,358	—
	Total		$833,711	—
________________

(1)
In determining the present value of each participant’s pension benefit, a 4.18% discount rate for the Retirement Plan is assumed (a decrease of 69 basis points over 2013). For the Pension Restoration Plan and the 2006 SERP, a 4.15% discount rate is assumed (a decrease of 72 basis points over 2013). An assumed lump sum interest rate of 4.65% (4.98% for participants who are eligible to receive an immediate lump sum distribution) is used in converting eligible Pension Restoration Plan and 2006 SERP annuities into lump sums, with the exception of Mr. Welch for whom a lump sum interest rate of 5.08% was used reflecting the 2006 SERP lump sum rate in effect as of his separation date. The lump sum interest rate is determined at the time of benefit commencement and reflects the unannualized Moody’s Aa index bond yield plus 75 basis points. For purposes of this table, the calculation assumes retirement at the earliest age at which unreduced benefits could be paid, including projected future service for eligibility purposes only, with the exception of Mr. Welch who stepped down during 2014. Plans incorporate a 12-month average rather than a spot rate based on a participant’s assumed termination date (paid after a six month waiting period for non-qualified plan benefits that are subject to IRC §409A ). The present value of accumulated benefits is calculated using the assumptions under FAS ASC Topic 715-30 as shown in Note 15 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2014, except as otherwise noted. Pension Restoration Plan lump sums and annuities related to pre-2005 benefits were valued using assumptions applicable under the Retirement Plan for pre-2005 lump sums and annuities with the exception of the discount rate as noted above. The pre-2001 lump sum was valued using a 1.18% lump sum interest rate assumption. The information for Mr. Welch reflects his final pending 2006 SERP lump sum, as well as his payment from the Retirement Plan during 2014.

The Retirement Plan and Pension Restoration Plan benefits shown in the table above are net present values. All named executive officers have elected a lump sum form of payment under the Pension Restoration Plan for benefits earned and vested after 2004. Pension Restoration Plan benefits earned prior to 2005 are generally payable as an annuity. As of December 31, 2014, benefits under the Retirement Plan are not payable as a lump sum (except that under the terms of the plan, Mr. Van Namen is eligible to receive a lump sum for any benefit accrued prior to 2001 based on the plan terms in place at the time). The normal form of payment under the Retirement Plan is a single life annuity or a 50% joint and survivor annuity. However, the Retirement Plan and Pension Restoration Plan were amended in 2013 to allow for a lump sum distribution of the participant’s entire vested benefit if the individual was terminated by the company without cause or left for “good reason” as defined in the Executive Severance Plan between July 1, 2013 and December 31, 2014. The Retirement Plan and Pension Restoration Plan benefits are calculated under the following three formulas, with the formula that gives the participant the largest benefit used for the final calculation:

•
Regular Formula: The monthly benefit under the “Regular Formula” is calculated as 1.2% of final average monthly compensation (as described below) times years and months of credited service plus $110. There are no offsets to this benefit.

•
Alternate Formula: The monthly benefit under the “Alternate Formula” is calculated as 1.5% of final average monthly compensation (as described below) times years and months of credited service minus 1.5% times actual or projected monthly primary Social Security benefit times years and months of credited service up to 33 1/3 years (up to a maximum of 50% of the actual or projected monthly Social Security benefit).

•
Minimum Formula: The monthly benefit under the “Minimum Formula” is calculated as $5 multiplied by the first ten years and months of credited service, plus $7 multiplied by the next ten years and months of credited service, plus $9 times the years and months of credited service in excess of 20 years, plus 10% (less 1% per year of credited service less than 8) of the final average monthly compensation as calculated under the Regular Formula plus $110. There are no offsets to this benefit.

An employee’s final average monthly compensation under the Retirement Plan and Pension Restoration Plan (high 3 years out of the last 10 or, if greater, final 36 months) includes base salary plus annual incentive compensation and does not include the value of any award under the Company’s long-term incentive program (including cash, restricted stock, restricted stock units or stock options but does include the value of any restricted stock granted as part of an annual incentive plan award). For periods when the QIP was in effect (including the first half of 2014), an executive’s Part A award under the QIP (which is intended to represent an executive’s historical target annual incentive compensation opportunity) was used in calculating final average monthly compensation. Pension plan benefits are determined, in part, using the employee’s actual age and credited service. The normal retirement age under the Retirement Plan and Pension Restoration Plan is 65. An employee is eligible for early retirement without any reduction in benefits (1) if the employee has completed at least 10 years of service and has attained the age of 62; or (2) if the sum of the employee’s age and years of service equals 85 or greater. In addition, an employee is eligible for early retirement for Retirement Plan benefits and Pension Restoration Plan benefits earned and vested prior to 2005 after completing 10 years of service and attaining the age of 50, with benefits reduced based on employee age and credited service, per the plan’s reduction factor schedule. As of December 31, 2014, Mr. Van Namen was eligible for early retirement under the Retirement Plan and Pension Restoration Plan. As a practice, the Company generally does not provide additional years of age or service and no named executive officer has been credited with additional years of age or service for purposes of computing a retirement benefit under the Retirement Plan or the Pension Restoration Plan. However, if a participant is terminated by the company without cause, an additional two years of age or service will be added for the purpose of qualifying for an unreduced or reduced early retirement benefit. These additional years are not counted when calculating the actual benefit.

Participants in the 2006 SERP will generally accrue a monthly supplemental retirement benefit equal to 2.5% of their final average compensation for each year of service, to a maximum benefit equal to 50% of the final average compensation after 20 years of service. Mr. Welch’s 2006 SERP benefit is equal to 40% of his final average compensation based on his 8 years, 11 months of service under the 2006 SERP as of his separation date. Final average compensation under the 2006 SERP includes salary and annual incentive compensation paid (or vested, in the case of restricted stock) for the three years preceding the participant’s date of termination. For periods when the QIP was in effect (including the first half of 2014), an executive’s Part A award under the QIP (which is intended to represent his historical target annual incentive compensation opportunity) was used in calculating final average compensation. Both service and final average compensation under the 2006 SERP were frozen upon the Effective Date. The normal retirement age under the 2006 SERP is 62. Benefits are reduced by 6% (3% for Mr. Welch) for each year the executive commences payment of benefits prior to age 62. Monthly benefits payable under the 2006 SERP to participants are offset by the amount the participant is eligible to receive under the Company’s other retirement plans and Social Security. Participants are generally vested in their benefits under the 2006 SERP after five years of service.

Benefits under the 2006 SERP are generally payable to a participant in the form of a lump sum (or an annuity at the election of the participant within the first 30 days of participation) when the participant terminates, but no earlier than age 55 (age 60 for Mr. Welch), except in the case of disability or death. All named executive officers participating in the 2006 SERP have elected a lump sum. Where a participant is terminated for cause (as defined in the 2006 SERP) or where a participant violates certain restrictive covenants, the participant’s benefits will be forfeited whether or not then vested and subject to repayment to the Company to the extent already paid to the participant.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination

Under the Centrus Energy Corp. Executive Severance Plan, if a covered executive is terminated by the Company without cause, he is eligible to receive the following:

•	a prorated share of his current incentive (payable at the end of the performance period based on actual performance) up to the date of termination;

•	a lump sum cash severance (the “Lump Sum Cash Severance Benefit”); and

•
continuation of medical and dental coverage as well as life insurance (“Continuing Severance Benefits”) paid for by the Company for a period of time after termination (the “Severance Period”) (or until he receives similar coverage from a subsequent employer, whichever occurs first) and outplacement assistance services.

As of January 1, 2015, the Lump Sum Cash Severance Benefit for our covered executives is equal to one times annual base salary and bonus and the Severance Period is one year, except for Mr. Poneman, who is entitled to a Lump Sum Cash Severance Benefit equal to two times annual base salary and bonus and the Severance Period is two years. Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to non-competition and non-solicitation of Company employees during the Severance Period. Under the Executive Severance Plan, no severance is paid to an employee who is terminated for cause or who resigns voluntarily, including retirement. On the Effective Date, pursuant to the court-approved Plan of Reorganization, the Company’s Executive Severance Plan was amended and restated to allow covered executives to terminate for “good reason” (as defined in the plan) during the twelve-month period following the Effective Date and treat such termination as a termination without “cause” entitling the executive to severance under the terms of the plan.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with its executive officers. The change in control agreements provide each executive with the following benefits (in lieu of any severance benefits under the Executive Severance Plan described above) if there is a change in control of the Company and within a protected period beginning three months before and ending three years after that change in control (the “protected period”), the Company terminates the executive’s employment without cause or the executive terminates his employment for “good reason” (as defined in the agreement):

•
a cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans;

•
a cash lump sum payment equal to two times the sum of his annual base salary and bonus (the “Change in Control Lump Sum Benefit”) (the executive’s bonus is generally the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination);

•
continuation of life, accident and health insurance benefits (“Continuing Change in Control Benefits”) for him and his dependents for two years following such termination of employment (the “Covered Period”) or, if sooner, until he is covered by comparable programs of a subsequent employer;

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and during the Covered Period.

Stock Options Granted Under the 2014 Equity Incentive Plan

If an executive’s employment is terminated by the Company without cause or by the executive with good reason coincident with or following a change in control, all of the executive’s unvested stock options will become vested. Except as provided in the preceding sentence, if an executive’s employment is terminated by the executive voluntarily, by reason of death, disability or retirement or by the Company for reasons other than for cause, all of the executive’s unvested stock options will be cancelled. If the executive’s employment is terminated for cause, all of the executive’s stock options (whether unvested or vested) will be cancelled and forfeited. Pursuant to the terms of Mr. Poneman’s employment agreement, all unvested stock options would vest upon death, disability or a change in control.

Retirement Benefits

The Pension Benefits in Fiscal Year 2014 table describes the general terms of each retirement plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by federal securities laws, the Board of Directors is providing our stockholders with an opportunity to provide a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. This vote, which is often referred to as the “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion contained in the 2015 proxy statement, is hereby approved.”

This advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the CN&G Committee. However, our Board of Directors and the CN&G Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2015, subject to ratification of this appointment by the stockholders of the Company. One or more representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit and Finance Committee has sole authority for appointing and terminating Centrus’ independent auditors for 2015. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2015. The Audit and Finance Committee believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit and Finance Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as Centrus’ independent auditors for 2015.

Audit and Non-Audit Fees

The Audit and Finance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit and Finance Committee has delegated pre-approval authority to the Chairman of the Audit and Finance Committee, who presents any decisions to the full Audit and Finance Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

Type of Fee	Amount Billed For Year Ended December 31, 2014	Amount Billed For Year Ended December 31, 2013
	(In thousands)	(In thousands)
Audit Fees	$2,485	$1,208
Audit-Related Fees(1)	—	84
Tax Fees(2)	45	62
All Other Fees(3)	2	2
Total	$2,532	$1,356
______________________
(1) Fraud risk assessment.
(2) Primarily services related to selected tax projects and IRS audit assistance for both periods.
(3) Service fee for access to electronic publication for both periods.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2014. The Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit and Finance Committee

W. Thomas Jagodinski, Chairman
Osbert Hood
Patricia J. Jamieson

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Stockholder Proposals

Under the SEC rules, in order to be considered for inclusion in Centrus’ proxy statement for the 2016 annual meeting of stockholders, proposals from stockholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than December 4, 2015.

Our bylaws contain an advance notice provision regarding stockholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, stockholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of stockholders must be received by the Company between January 7, 2016 and February 7, 2016 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, May 7, 2016. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2015 annual meeting other than those specifically set forth above. If other matters should properly come before the annual meeting or any adjournment thereof, including stockholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Peter B. Saba
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Bethesda, Maryland
April 2, 2015

Centrus
Fueling the Future of Nuclear Power

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2015.

Vote by Internet

- Go to **www.envisionreports.com/LEU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Michael Diament	02 - Osbert Hood	03 - W. Thomas Jagodinski
04 - Patricia J. Jamieson	05 - Suleman E. Lunat	06 - William J. Madia
07 - Michael P. Morrell	08 - Daniel B. Poneman	09 - Mikel H. Williams

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☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To approve the advisory resolution on executive compensation.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's registered public accountants for 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Centrus
Fueling the Future of Nuclear Power

Proxy — Centrus Energy Corp.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

The undersigned hereby appoint(s) John C. Barpoulis and Peter B. Saba, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Centrus Energy Corp. (the “Company”) that the undersigned would be entitled to cast if personally present at the 2015 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

IF YOU ARE A STOCKHOLDER OF RECORD, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE RESERVE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE AND **FOR** PROPOSALS 2 AND 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON **MAY 6, 2015**.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

(Items to be voted appear on reverse side.)